NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 13, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 1, 2023, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Resolute Forest Products Inc. and The Paper Excellence Group, through its wholly-owned subsidiary Domtar Corporation became effective before market open on March 1, 2023. Each share of Common Stock of Resolute Forest Products Inc. was converted into $20.50, per share, in cash, without interest, less any applicable fee, and tax, together with one contractual Contingent Value Right. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 1, 2023.